Exhibit 10.2

AMENDMENT TO COMPENSATION AGREEMENTS FOR

SENIOR EXECUTIVE OFFICERS OF

GREER BANCSHARES INCORPORATED

WHEREAS, Greer Bancshares Incorporated (together with Greer State Bank, the “Company”) has decided to participate in the Troubled Assets Relief Program (“TARP”) Capital Purchase Program (“CPP”) administered by the Treasury Department (the “Treasury”);

WHEREAS, the CPP was developed by the Treasury to provide equity capital directly to participating financial institutions under standardized terms; and

WHEREAS, any financial institution participating in the CPP is required to impose certain restrictions on the compensation of each of its senior executive officers (“SEO”) during the period in which the Treasury holds equity or debt issued under this program, including, but not limited to the following provisions:

•	ensure that incentive compensation for senior executive officers does not encourage unnecessary and excessive risks that threaten the value of the financial institution;

•	require clawback of any bonus or incentive compensation paid to a senior executive officer based on statements of earnings, gains, or other criteria that are later proven to be materially inaccurate;

•	prohibit any “golden parachute payment” on account of an “applicable severance from employment” to a senior executive officer; and

•	agree not to deduct for tax purposes compensation in excess of Five Hundred Thousand and No/100 Dollars ($500,000.00) for each senior executive officer.

NOW, THEREFORE, the Company and the undersigned SEO mutually agree to make the following amendments to all compensation agreements, including but not limited to any non-qualified deferred compensation arrangements, employment agreements, or change in control agreements, each of which shall be effective as of date of the Company’s receipt of any funds under the CPP:

I. GENERAL DEFINITIONS/PROVISIONS

1. “Senior Executive Officer.” The restrictions on executive compensation applicable to institutions that participate in the CPP only apply to individuals that are SEOs. Under the CPP, this term generally refers to the participating institution’s chief executive officer (“CEO”), chief financial officer (“CFO”), and the three most highly compensated executive officers (other than the CEO or the CFO) of such financial institution who are employed by the institution during the period the Treasury holds an equity or debt position acquired under the CPP.

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2. “Golden Parachute Payment.” Historically, the tax law has imposed certain restrictions on golden parachute payments made upon a change in control. As noted above, the CPP includes a new prohibition on “golden parachute payments” to SEOs on account of an applicable severance from employment during the period the Treasury holds an equity or debt position acquired under the CPP. Specifically, under the CPP a prohibited “golden parachute payment” refers to any payment in the nature of compensation to a SEO made on account of an applicable severance from employment to the extent the aggregate present value of such payments equals or exceeds an amount equal to three times the SEO’s base amount. Such payments could include any payment that would not have been payable absent an applicable severance from employment, as well as any amounts that are accelerated on account of the applicable severance from employment. The term “base amount” that is used in the calculation generally refers to the SEO’s average annual compensation over the previously completed five years.

3. “Applicable Severance from Employment.” As noted above, the new golden parachute restriction contained in CPP only applies to payments made to an SEO on account of “an applicable severance from employment.” Importantly, the term “applicable severance from employment” means a SEO’s involuntary termination of employment or termination in connection with bankruptcy, insolvency, or receivership of the financial institution. An involuntary termination may include (i) the failure of the employer to renew an employment contract where the SEO was willing and able to execute a new contract, (ii) an SEO’s voluntary termination for good reason due to a material negative change in the SEO’s employment relationship, and (iii) an SEO’s voluntary termination where the facts and circumstances indicate that the financial institution would have terminated the SEO and the SEO had knowledge that he or she would be terminated.

The definitions above are based on the applicable statutory language of the Emergency Economic Stabilization Act of 2008 and related Treasury guidance released to date. If there is any discrepancy between this section and the terms of applicable law, including but not limited to Treasury guidance related to the CPP, the terms of applicable law will control.

II. Amendment of Compensation Arrangements to Comply with Capital Purchase Program Requirements

The Company has decided to participate in the TARP CPP and under the terms of the CPP, the Company is required to impose certain restrictions on compensation of its SEOs during the period that Treasury holds an equity or debt position in the institution. To the extent the undersigned is designated as a SEO, all compensation arrangements for the undersigned individuals are hereby amended to comply with the CPP rules.

Accordingly, each of my compensation, bonus, incentive, and other benefit plans, arrangements, and agreements of the undersigned SEO, including but not limited to any non-qualified deferred compensation arrangements, employment agreements, golden parachute, severance, and, change in control agreements, shall be amended as necessary to comply with Section 111(b) of the Emergency Economic Stabilization Act of 2008 and the regulations thereunder. This amendment requires that any bonus or incentive compensation paid during the period that the Treasury holds an equity or debt position in the Company acquired under the CPP is subject to recovery or “clawback” by the Company if the payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria. This amendment further prohibits the undersigned’s receipt of any “golden parachute payment” due as a “senior executive officer” on account of an “applicable severance from employment” during the period the Treasury holds an equity or debt position in the Company acquired under the CPP.

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In addition, any other required documentation required by the SEO to comply with the TARP CPP shall be executed in the future.

III. Termination

This amendment shall only be effective during the time period in which the Treasury holds an equity or debt position in the Company acquired under the CPP.

ACKNOWLEDGED AND AGREED BY EMPLOYEE:

1/28/2009
Date

ACCEPTED BY THE COMPANY:
Greer Bancshares Incorporated

By:	1/28/2009
Date

Greer State Bank

By:	1/28/2009
Date

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